Clearwater Investment Trust

SUBADVISORY AGREEMENT

This Subadvisory Agreement, made as of the 25th day of September, 2024 (the “Agreement”), by and among Clearwater Investment Trust (“Trust”), a Massachusetts business trust, Clearwater Management Co., Inc. (the “Manager”), a Minnesota corporation, and Acadian Asset Management LLC, a Delaware limited liability company (the “Subadvisor”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, management investment company; and

WHEREAS, the Trust is authorized to issue separate series, each of which may offer a separate class of shares of beneficial interest, each series having its own investment objective or objectives, policies and limitations; and

WHEREAS, the Trust currently offers shares in multiple series, and the Clearwater Select Equity Fund (the “Fund”) is a series thereof; and

WHEREAS, the Manager entered into the Management Contract with the Trust, on behalf of its series, as amended (the “Management Contract”); and

WHEREAS, under the Management Contract, the Manager has agreed to provide certain investment advisory and related administrative services to the Trust; and

WHEREAS, the Management Contract permits the Manager to delegate certain of its investment advisory duties under the Management Contract to one or more subadvisors; and

WHEREAS, the Manager wishes to retain the Subadvisor to furnish certain investment advisory services to the Fund and manage such portion of the Fund as the Manager shall from time to time direct, and the Subadvisor is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and the promises and mutual covenants herein contained, it is agreed among the parties as follows:

1.

Appointment. The Manager hereby appoints Acadian Asset Management LLC to act as Subadvisor to the Fund with respect to all or a portion of the assets of the Fund designated by the Manager as allocated to the Subadvisor (“Allocated Assets”) subject to such written instructions, including any redesignation of Allocated Assets and supervision as the Manager may from time to time furnish for the periods and on the terms set forth in this Agreement. The Subadvisor accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2.

Portfolio Management Duties. Subject to the supervision of the Trust’s Board of Trustees (“Board”) and the Manager, the Subadvisor will provide a continuous investment program for the Fund’s Allocated Assets and determine the composition of the assets of the Fund’s Allocated Assets, including determination of the purchase, retention or sale of the securities, cash and other investments contained in the portfolio. The Subadvisor will conduct investment research and conduct a continuous program of evaluation, investment, sales and reinvestment of the Fund’s Allocated Assets by determining the securities and other investments that shall be purchased, entered into, sold, closed or exchanged for the Fund, when these transactions should be executed, and what portion of the Allocated Assets of the Fund should be held in the various securities and other investments in which it may invest, and the Subadvisor is hereby authorized to execute and perform such services on behalf of the Fund. Except to the extent the Manager has specifically waived a particular restriction in writing, the Subadvisor will provide the services under this Agreement in accordance with the Fund’s investment objective or objectives, policies and restrictions as stated in the Trust’s Registration Statement filed with the Securities and Exchange Commission (the “SEC”), as amended, copies of which shall be delivered to the Subadvisor by the Manager. The Subadvisor further agrees as follows:

(a)

The Subadvisor understands that the Allocated Assets of the Fund need to be managed so as to permit the Fund to qualify or continue to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Tax Code”), and will coordinate efforts with the Manager with that objective.

(b)

The Subadvisor will conform with the 1940 Act and all rules and regulations thereunder, all other applicable federal and state laws and regulations, any applicable procedures adopted by the Trust’s Board of which a copy has been delivered to the Subadvisor, and (except to the extent waived as set forth above) the provisions of the Registration Statement of the Trust under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act, as supplemented or amended, copies of which shall be delivered to the Subadvisor by the Manager.

(c)

On occasions when the Subadvisor deems the purchase or sale of a security to be in the best interest of the Fund as well as of other investment advisory clients of the Subadvisor or any of its affiliates, the Subadvisor may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be so sold or purchased with those of its other clients where such aggregation is not inconsistent with the policies set forth in the Registration Statement. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadvisor in a manner that, over time, is fair and equitable in the judgment of the Subadvisor in the exercise of its fiduciary obligations to the Trust and to such other clients, subject to review by the Manager and the Board. The Manager recognizes that in some cases this procedure may adversely affect the results obtained for the Fund.

(d)

In connection with the purchase and sale of securities for the Fund, the Subadvisor will arrange for the transmission to the custodian and portfolio accounting agent for the Fund, on a daily basis, such confirmation, trade tickets and other documents and information, including, but not limited to, CUSIP, Sedol or other numbers that identify securities to be purchased or sold on behalf of the Fund, as may be reasonably necessary to enable the custodian and portfolio accounting agent to perform their administrative and recordkeeping responsibilities with respect to the Fund.

(e)

The Subadvisor will assist the custodian and portfolio accounting agent for the Fund in determining or confirming, consistent with the procedures and policies stated in the Registration Statement for the Trust, the value of any portfolio securities or other Allocated Assets of the Fund for which the custodian and portfolio accounting agent seek assistance from, or which they identify for review by, the Subadvisor.

(f)

The Subadvisor will make available to the Trust and the Manager, promptly upon request, all of the Fund’s investment records and ledgers maintained by the Subadvisor (which shall not include the records and ledgers maintained by the custodian or portfolio accounting agent for the Fund) as are necessary to assist the Trust and the Manager to comply with requirements of the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”), as well as other applicable laws. The Subadvisor will furnish to regulatory agencies having the requisite authority any information or reports in connection with such services that may be requested in order to ascertain whether the operations of the Fund are being conducted in a manner consistent with applicable laws and regulations.

(g)

The Subadvisor will provide reports to the Manager on the investment program for the Fund and the issuers and securities represented in the Fund’s Allocated Assets, and will furnish the Trust’s Board and Manager with respect to the Fund such periodic and special reports as the Trustees and the Manager may reasonably request.

(h)

In rendering the services required under this Agreement, the Subadvisor may, from time to time, employ or associate with itself such entity, entities, person or persons as it believes necessary to assist it in carrying out its obligations under this Agreement. The Manager understands that the Subadvisor may perform any or all the services contemplated by this Agreement directly or through such of its subsidiaries or other affiliated persons as the Subadvisor believes reasonably necessary to assist it in carrying out its obligations under this Agreement. The Subadvisor may not, however, retain as subadvisor any company that would be an “investment adviser” as that term is defined in the 1940 Act, to the Fund unless the contract with such company is approved by a majority of the Trust’s Board and by a majority of Trustees who are not parties to any agreement or contract with such company and who are not “interested persons” as defined in the 1940 Act, of the Trust, the Manager, the Subadvisor or any such company that is retained as subadvisor, and also is approved by the vote of a majority of the outstanding voting securities of the Fund to the extent required by the 1940 Act (as such requirements may be modified by rule, regulation, order or guidance of the SEC or its staff). The Subadvisor shall be responsible for making reasonable inquiries and for reasonably ensuring that any employee of the Subadvisor, any subadvisor that the Subadvisor has employed or with which it has associated with respect to the Fund, or any employee thereof has not, to the best of the Subadvisor’s knowledge, in any material connection with the handling of Fund assets:

(i)

been convicted, within the last ten (10) years, of any felony or misdemeanor arising out of conduct involving embezzlement, fraudulent conversion or misappropriation of funds or securities, involving violations of Sections 1341, 1342, or 1343 of Title 18, United States Code, or involving the purchase or sale of any security; or

(ii)

been found by any state regulatory authority, within the last ten (10) years, to have violated or to have acknowledged violation of any provision of any state insurance law involving fraud, deceit or knowing misrepresentation; or

(iii)

been found by any federal or state regulatory authorities, within the last ten (10) years, to have violated or to have acknowledged violation of any provision of federal or state securities laws involving fraud, deceit or knowing misrepresentation.

(i)

The Subadvisor shall not consult with any other investment subadvisor of the Trust, or with the subadvisor to any other investment company (or separate series thereof) managed by the Manager concerning the Fund’s transactions in securities or other assets, except for purposes of complying with the conditions of Rule 12d3-1(a) and (b) under the 1940 Act, and, to the extent that multiple subadvisors may be engaged to provide services to the Fund, the Subadvisor shall be responsible for providing investment advisory services only with respect to the Allocated Assets.

3.

Compensation. For the services provided and the expenses assumed pursuant to this Agreement, the Manager shall pay the Subadvisor as full compensation therefor, a fee equal to 75 bps on the first $50 Million, 60 bps on the next $50 Million, 45 bps thereafter of the Allocated Assets constituting the Fund’s average daily net assets. The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/(number of days in calendar year) of the annual rate applied to the daily net assets of the Fund. Payment will be made to the Subadvisor on a quarterly basis and due 30 days after receipt of invoice (if any). If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated on the basis of the number of business days it is so in effect for that month. The Subadvisor will be provided with a schedule displaying the manner in which the fee was computed within 30 days after the quarter-end.

If, at any time subsequent to the Effective Date of this Agreement, the Subadvisor enters into an agreement with another United States registered investment company subadvisory client, with investment guidelines similar to those for the Allocated Assets with similar services provided, for a lower fee rate than the rate payable under this Agreement, and that other client does not have a greater amount of assets under management, Subadvisor shall notify the Manager and offer to manage the Allocated Assets at the same rates provided to the other client from the effective date of the revised fee schedule. Notwithstanding the foregoing, this paragraph shall not apply to a more favorable Management Fee offered to: (a) an investor that has more aggregate assets under management with the Subadvisor than the Manager has invested in aggregate with the Subadvisor; (b) any investor that is an affiliate or employee of the Subadvisor. Expense limitations or fee waivers for the Fund that may be agreed to by the Manager, but not agreed to in writing by the Subadvisor, shall not cause a reduction in the amount of the payment to the Subadvisor by the Manager.

4.

Broker-Dealer Selection. The Subadvisor is responsible for decisions to buy and sell securities and other investments for the Fund’s Allocated Assets, for broker-dealer selection and for negotiation of brokerage commission rates. The Subadvisor’s primary consideration in effecting a security transaction will be to obtain the best execution for the Fund, taking into account the factors specified in the Prospectus and/or Statement of Additional Information for the Trust, which include the following: price (including the applicable brokerage commission or dollar spread); the size of the order; the nature of the market for the security; the timing of the transaction; the reputation, experience and financial stability of the broker-dealer involved; the quality of the service; the difficulty of execution, and the execution capabilities and operational facilities of the firm involved; and the firm’s risk in positioning a block of securities. Accordingly, the price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified, in the judgment of the Subadvisor in the exercise of its fiduciary obligations to the Fund, by other aspects of the portfolio execution services offered. Subject to such policies as the Board may determine, and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended, and the rules and interpretations of the SEC thereunder, the Subadvisor shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker-dealer for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the Subadvisor or its affiliate determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either that particular transaction or the Subadvisor’s or its affiliate’s overall responsibilities with respect to the Fund and to their other clients as to which they exercise investment discretion. To the extent consistent with these standards and the Trust’s Procedures for Securities Transactions with Affiliated Brokers pursuant to Rule 17e-1, the Subadvisor is further authorized to allocate the orders placed by it on behalf of the Fund to the Subadvisor if it is registered as a broker-dealer with the SEC, to its affiliated broker-dealer, or to such brokers and dealers who also provide research, statistical material or other services to the Fund, the Subadvisor or an affiliate of the Subadvisor. Such allocation shall be in such amounts and proportions as the Subadvisor shall determine consistent with the above standards and the Subadvisor will report on said allocation regularly to the Board, indicating the broker-dealers to which such allocations have been made and the basis therefor.

5.

Disclosure about Subadvisor. The Subadvisor has reviewed the post-effective amendment and/or supplement to the Registration Statement for the Trust filed or to be filed with the SEC that contains disclosure about the Subadvisor and represents and warrants that, with respect to the disclosure about the Subadvisor or information relating directly or indirectly to the Subadvisor, such Registration Statement contains, as of the date hereof, no untrue statement of any material fact and does not omit any statement of a material fact which was required to be stated therein or necessary to make the statements contained therein not misleading. The Subadvisor further represents and warrants that it is a duly registered investment adviser under the Advisers Act and has notice filed in all states in which the Subadvisor is required to make such filings.

6.

Expenses. During the term of this Agreement, the Subadvisor will pay all expenses incurred by it and its staff and for their activities in connection with its portfolio management duties under this Agreement. The Manager or the Trust shall be responsible for all the expenses of the Trust’s operations, including, but not limited to:

(a)	the fees and expenses of Trustees who are not interested persons of the Manager or of the Trust;

(b)

the fees and expenses of the Fund which relate to: (i) the custodial function and recordkeeping connected therewith; (ii) the maintenance of the required accounting records of the Fund not being maintained by the Manager; (iii) the pricing of the Fund’s shares, including the cost of any pricing service or services that may be retained pursuant to the authorization of the Trustees of the Trust; and (iv) for both mail and wire orders, the cashiering function in connection with the issuance and redemption of the Fund’s shares;

(c)	the fees and expenses of the Trust’s transfer and dividend disbursing agent, that may be the custodian, which relate to the maintenance of each shareholder account;

(d)	the charges and expenses of legal counsel and independent accountants for the Trust;

(e)	brokers’ commissions and any issue or transfer taxes chargeable to the Trust in connection with its securities transactions on behalf of the Fund;

(f)	all taxes and business fees payable by the Trust or the Fund to federal, state or other governmental agencies;

(g)	the fees of any trade association of which the Trust may be a member;

(h)	the cost of share certificates representing the Fund’s shares;

(i)

the fees and expenses involved in registering and maintaining registrations of the Trust and of its Fund with the SEC, registering the Trust as a broker or dealer and qualifying its shares under state securities laws, including the preparation and printing of the Trust’s registration statements and prospectuses for filing under federal and state securities laws for such purposes;

(j)

allocable communications expenses with respect to investor services and all expenses of shareholders’ and Trustees’ meetings and of preparing, printing and mailing reports to shareholders in the amount necessary for distribution to the shareholders;

(k)	litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Trust’s business; and

(l)	any expenses assumed by the Fund pursuant to a Plan of Distribution adopted in conformity with Rule 12b-1 under the 1940 Act.

7.	Compliance.

(a)

The Subadvisor agrees to assist the Manager and the Trust in complying with the Trust’s obligations under Rule 38a-1 under the 1940 Act, including but not limited to: (i) periodically providing the Trust’s Chief Compliance Officer with information about and independent third-party reports (if available) in connection with the Subadvisor’s compliance program adopted pursuant to Rule 206(4)-7 under the Advisers Act (“Subadvisor’s Compliance Program”); (ii) reporting any material deficiencies in the Subadvisor’s Compliance Program to the Trust’s Chief Compliance Officer within a reasonable time; and (iii) reporting any material changes to the Subadvisor’s Compliance Program to the Trust’s Chief Compliance Officer within a reasonable time. The Subadvisor understands that the Board is required to approve the Subadvisor’s Compliance Program, and acknowledges that this Agreement is conditioned upon the Board’s approval of the Subadvisor’s Compliance Program.

(b)

The Subadvisor agrees that it shall immediately notify the Manager and the Trust’s Chief Compliance Officer: (i) in the event that the SEC has censured the Subadvisor, placed limitations upon its activities, functions or operations, suspended or revoked its registration as an investment adviser or commenced proceedings or an investigation that may result in any of these actions; or (ii) upon having a reasonable basis for believing that the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Tax Code. The Subadvisor further agrees to notify the Manager immediately of any material fact known to the Subadvisor respecting or relating to the Subadvisor that is not contained in the Registration Statement or prospectus for the Trust, or any amendment or supplement thereto, or of any statement contained therein that becomes untrue in any material respect.

(c)

The Manager agrees that it shall immediately notify the Subadvisor: (i) in the event that the SEC has censured the Manager or the Trust, placed limitations upon either of their activities, functions or operations, suspended or revoked the Manager’s registration as an investment adviser or commenced proceedings or an investigation that may result in any of these actions; or (ii) upon having a reasonable basis for believing that the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Tax Code.

8.	Documents. The Manager has delivered to the Subadvisor copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

(a)

Declaration of Trust of the Trust, as amended from time to time, as filed with the Secretary of the Commonwealth of Massachusetts (such Declaration of Trust, as in effect on the date hereof and as amended from time to time, is herein called the “Declaration of Trust”);

(b)	By-Laws of the Trust, as amended from time to time (such By-Laws, as in effect on the date hereof and as amended from time to time, are herein called the “By-Laws”);

(c)	Resolutions of the Trustees of the Trust authorizing the appointment of the Subadvisor and approving the form of this Agreement;

(d)	Current Registration Statement under the 1940 Act and the 1933 Act on Form N- 1A, as filed with the SEC relating to the Fund and the Fund’s shares, and all amendments thereto; and

(e)	Current Prospectus and Statement of Additional Information of the Fund.

9.

Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Subadvisor hereby agrees that all records that it maintains for the Fund are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s or the Manager’s request; provided, however, that the Subadvisor may, at its own expense, make and retain a copy of such records. The Subadvisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act and to preserve the records required by Rule 204-2 under the Advisers Act for the period specified in the Rule.

10.

Cooperation. Each party to this Agreement agrees to cooperate with each other party and with all appropriate governmental authorities having the requisite jurisdiction (including, but not limited to, the SEC) in connection with any investigation or inquiry relating to this Agreement or the Trust.

11.

Representations Respecting Subadvisor. The Manager and the Trust agree that neither the Trust, the Manager, nor affiliated persons of the Trust or the Manager shall, except with the prior permission of the Subadvisor, give any information or make any representations or statements in connection with the sale of shares of the Fund concerning the Subadvisor or the Fund other than the information or representations contained in the Registration Statement, Prospectus or Statement of Additional Information for the Trust shares, as they may be amended or supplemented from time to time, or in reports or proxy statements for the Trust, or in sales literature or other promotional material approved in advance by the Subadvisor. The parties agree that, in the event that the Manager or an affiliated person of the Manager sends sales literature or other promotional material to the Subadvisor for its approval and the Subadvisor has not commented within five (5) business days, the Manager and its affiliated persons may use and distribute such sales literature or other promotional material, although, in such event, the Subadvisor shall not be deemed to have approved of the contents of such sales literature or other promotional material.

12.

Confidentiality. The Subadvisor will treat as proprietary and confidential any information obtained in connection with its duties hereunder, including all records and information pertaining to the Fund and its prior, present or potential shareholders. The Subadvisor will not use such information for any purpose other than the performance of its responsibilities and duties hereunder. Such information may not be disclosed except after prior notification to and approval in writing by the Fund or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities. The Manager will treat as proprietary and confidential any information related to the investment models, investment factors, investment and trading processes used by the Subadvisor to manage the Fund and any models, factors or processes based upon or derived from them.

13.

Control. Notwithstanding any other provision of the Agreement, it is understood and agreed that the Manager shall at all times retain the ultimate responsibility for and control of all functions performed pursuant to this Agreement, and reserves the right to direct, approve or disapprove any action hereunder taken on its behalf by the Subadvisor.

14.

Liability. The Subadvisor shall exercise its best judgment in rendering the services under this Agreement. Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law, the Trust and the Manager agree that the Subadvisor, any affiliated person of the Subadvisor, and each person, if any, who, within the meaning of Section 15 of the 1933 Act controls the Subadvisor, shall not be liable for, or subject to any damages, expenses or losses in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith or gross negligence in the performance of the Subadvisor’s duties, or by reason of reckless disregard of the Subadvisor’s obligations and duties under this Agreement.

Nothing in this section shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived.

15.	Indemnification.

(a)

The Manager agrees to indemnify and hold harmless the Subadvisor, any affiliated person of the Subadvisor, and each person, if any, who, within the meaning of Section 15 of the 1933 Act controls (“controlling person”) the Subadvisor (all of such persons being referred to as “Subadvisor Indemnified Persons”) against any and all direct losses, claims, damages, liabilities or litigation (including legal and other expenses) to which a Subadvisor Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, the Tax Code, under any other statute, at common law or otherwise, arising out of the Manager’s responsibilities to the Trust, which: (i) may be based upon any willful misfeasance, bad faith or gross negligence in the performance of its duties or reckless disregard of its obligations and duties under this Agreement by the Manager or by any of its employees or representatives or any affiliate of or any person acting on behalf of the Manager, or (ii) may be based upon any untrue statement or alleged untrue statement of a material fact supplied by, or which is the responsibility of, the Manager and contained in the Registration Statement or Prospectus covering the shares of the Trust or the Fund, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact known or which should have been known to the Manager and was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Manager, the Trust or to any affiliated person of the Manager by a Subadvisor Indemnified Person; provided, however, that in no case shall the indemnity in favor of the Subadvisor Indemnified Person be deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

(b)

Notwithstanding Section 14 of this Agreement, the Subadvisor agrees to indemnify and hold harmless the Manager, the Trust, any affiliated person of the Manager or the Trust, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls (“controlling person”) the Manager or the Trust (all of such persons being referred to as “Manager and Trust Indemnified Persons”) against any and all direct losses, claims, damages, liabilities or litigation (including legal and other expenses) to which a Manager and Trust Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, the Tax Code, under any other statute, at common law or otherwise, arising out of the Subadvisor’s responsibilities as Subadvisor of the Fund, which: (i) may be based upon any willful misfeasance, bad faith or gross negligence in the performance of its duties or reckless disregard of its obligations and duties under this Agreement by the Subadvisor or by any of its employees or representatives or any affiliate of or any person acting on behalf of the Subadvisor; (ii) may be based upon a failure to comply with Section 2, Paragraph (a) of this Agreement; or (iii) may be based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or Prospectus covering the shares of the Trust or the Fund, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact known or which should have been known to the Subadvisor and was required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished to the Manager, the Trust or any affiliated person of the Manager or Trust by the Subadvisor or any affiliated person of the Subadvisor; provided, however, that in no case shall the indemnity in favor of a Manager and Trust Indemnified Person be deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

(c)

The Manager shall not be liable under Paragraph (a) of this Section 15 with respect to any claim made against a Subadvisor Indemnified Person unless such Subadvisor Indemnified Person shall have notified the Manager in writing within a reasonable time after the summons, notice or other first legal process or notice giving information of the nature of the claim shall have been served upon such Subadvisor Indemnified Person (or after such Subadvisor Indemnified Person shall have received notice of such service on any designated agent), but failure to notify the Manager of any such claim shall not relieve the Manager from any liability that it may have to the Subadvisor Indemnified Person against whom such action is brought otherwise than on account of this Section 15. In case any such action is brought against the Subadvisor Indemnified Person, the Manager will be entitled to participate, at its own expense, in the defense thereof or, after notice to the Subadvisor Indemnified Person, to assume the defense thereof, with counsel satisfactory to the Subadvisor Indemnified Person. If the Manager assumes the defense of any such action and the selection of counsel by the Manager to represent both the Manager and the Subadvisor Indemnified Person would result in a conflict of interest and, therefore, would not, in the reasonable judgment of the Subadvisor Indemnified Person, adequately represent the interests of the Subadvisor Indemnified Person, the Manager will, at its own expense, assume the defense with counsel to the Manager and, also at its own expense, with separate counsel to the Subadvisor Indemnified Person, which counsel shall be satisfactory to the Manager and to the Subadvisor Indemnified Person. The Subadvisor Indemnified Person shall bear the fees and expenses of any additional counsel retained by it, and the Manager shall not be liable to the Subadvisor Indemnified Person under this Agreement for any legal or other expenses subsequently incurred by the Subadvisor Indemnified Person independently in connection with the defense thereof other than reasonable costs of investigation. The Manager shall not have the right to compromise on or settle the litigation without the prior written consent of the Subadvisor Indemnified Person if the compromise or settlement results, or may result, in a finding of wrongdoing on the part of the Subadvisor Indemnified Person.

(d)

The Subadvisor shall not be liable under Paragraph (b) of this Section 15 with respect to any claim made against a Manager and Trust Indemnified Person unless such Manager and Trust Indemnified Person shall have notified the Subadvisor in writing within a reasonable time after the summons, notice or other first legal process or notice giving information of the nature of the claim shall have been served upon such Manager and Trust Indemnified Person (or after such Manager and Trust Indemnified Person shall have received notice of such service on any designated agent), but failure to notify the Subadvisor of any such claim shall not relieve the Subadvisor from any liability that it may have to the Manager and Trust Indemnified Person against whom such action is brought otherwise than on account of this Section 15. In case any such action is brought against the Manager and Trust Indemnified Person, the Subadvisor will be entitled to participate, at its own expense, in the defense thereof or, after notice to the Manager and Trust Indemnified Person, to assume the defense thereof, with counsel satisfactory to the Manager and Trust Indemnified Person. If the Subadvisor assumes the defense of any such action and the selection of counsel by the Subadvisor to represent both the Subadvisor and the Manager and Trust Indemnified Person would result in a conflict of interest and, therefore, would not, in the reasonable judgment of the Manager and Trust Indemnified Person, adequately represent the interests of the Manager and Trust Indemnified Person, the Subadvisor will, at its own expense, assume the defense with counsel to the Subadvisor and, also at its own expense, with separate counsel to the Manager and Trust Indemnified Person, which counsel shall be satisfactory to the Subadvisor and to the Manager and Trust Indemnified Person. The Manager and Trust Indemnified Person shall bear the fees and expenses of any additional counsel retained by it, and the Subadvisor shall not be liable to the Manager and Trust Indemnified Person under this Agreement for any legal or other expenses subsequently incurred by the Manager and Trust Indemnified Person independently in connection with the defense thereof other than reasonable costs of investigation. The Subadvisor shall not have the right to compromise on or settle the litigation without the prior written consent of the Manager and Trust Indemnified Person if the compromise or settlement results, or may result, in a finding of wrongdoing on the part of the Manager and Trust Indemnified Person.

16.

Limitation of Liability. The Subadvisor is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust or other organizational document of the Trust and agrees that any obligations of the Trust or the Fund arising in connection with this Agreement shall be limited in all cases to the Fund and its assets, and the Subadvisor shall not seek satisfaction of any such obligation from any other fund of the Trust or the shareholders or any individual shareholder of the Fund. Nor shall the Subadvisor seek satisfaction of any such obligation from the Trustees or any individual Trustee or any officers.

17.

Services Not Exclusive. The services furnished by the Subadvisor hereunder are not to be deemed exclusive, and except as the Subadvisor may otherwise agree in writing, the Subadvisor shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Subadvisor, who may also be a trustee, officer or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

18.

Duration and Termination. This Agreement shall become effective on the date first indicated above. Unless terminated as provided herein, the Agreement shall remain in full force and effect for an initial period of two (2) years from the date first indicated above, and continue on an annual basis thereafter with respect to the Fund, provided that such continuance is approved annually in accordance with the requirements of the 1940 Act, as such requirements may be modified by rule, regulation, order or guidance of the SEC or its staff. Notwithstanding the foregoing, this Agreement may be terminated: (A) by the Manager at any time without penalty, upon sixty (60) days’ written notice to the Subadvisor and the Trust; (B) at any time without payment of any penalty by the Trust, upon the vote of a majority of the Trust’s Board or a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, upon sixty (60) days’ written notice to the Manager and the Subadvisor; or (C) by the Subadvisor at any time without penalty, upon sixty (60) days’ written notice to the Manager and the Trust. In the event of termination for any reason, all records of the Fund for which the Agreement is terminated shall promptly be returned to the Manager or the Trust, free from any claim or retention of rights in such record by the Subadvisor; provided, however, that the Subadvisor may, at its own expense, make and retain a copy of such records. The Agreement shall automatically terminate in the event of its assignment (as such term is described in the 1940 Act) or in the event the Management Contract between the Manager and the Trust is assigned or terminates for any other reason. In the event this Agreement is terminated or is not approved in the manner described above, the Sections numbered 2(f), 9, 10, 12, 14, 15, 16, 20 and 23 of this Agreement shall remain in effect, as well as any applicable provision of this Section 18.

19.

Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved in accordance with the requirements of the 1940 Act, as such requirements may be modified by rule, regulation, order or guidance of the SEC or its staff.

20.	Use of Name.

(a)

It is understood that the name Clearwater or any derivative thereof or logo associated with that name is the valuable property of the Manager and/or its affiliates, and that the Subadvisor has the right to use such name (or derivative or logo) only with the approval of the Manager and only so long as the Manager is Manager to the Trust and/or the Fund. Upon termination of the Management Contract between the Trust and the Manager, the Subadvisor shall forthwith cease to use such name (or derivative or logo).

(b)

It is understood that the name Acadian Asset Management LLC or any derivative thereof or logo associated with that name, is the valuable property of the Subadvisor and its affiliates and that the Trust and/or the Fund have the right to use such name (or derivative or logo) in offering materials of the Trust or sales materials with respect to the Trust with the approval of the Subadvisor and for so long as the Subadvisor is a Subadvisor to the Trust and/or the Fund. Upon termination of this Agreement, the Trust shall forthwith cease to use such name (or derivative or logo).

21.	Proxies; Class Actions.

(a)

The Manager has provided the Subadvisor a copy of the Trust’s Proxy Voting Policy, setting forth the policy that proxies be voted for the exclusive benefit and in the best interests of the Trust. Absent contrary instructions received in writing from the Trust, the Subadvisor, or its third-party designee, will vote all proxies solicited by or with respect to the issuers of securities held by the Fund in accordance with applicable fiduciary obligations. The Subadvisor, or its third-party designee, shall maintain records concerning how it has voted proxies on behalf of the Trust, and these records shall be available to the Trust upon request.

(b)

Manager acknowledges and agrees that the Subadvisor shall not be responsible for taking any action or rendering advice with respect to any class action claim relating to any assets held in the Allocated Assets or Fund. Manager will instruct the applicable service providers not to forward to the Subadvisor any information concerning such actions. The Subadvisor will, however, forward to Manager any information it receives regarding any legal matters involving any asset held in the Allocated Assets or Fund.

22.

Notice. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Manager at Clearwater Investment Trust, 2000 Wells Fargo Place, 30 East Seventh Street, St. Paul, MN 55101, Attention: President; or (2) to the Subadvisor at Acadian Asset Management LLC, 260 Franklin Street, Boston, MA 02110, Attention: Ted Noon, CMO.

23.	Miscellaneous.

(a)

This Agreement shall be governed by the laws of the state of Minnesota, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act or rules or orders of the SEC thereunder. The term “affiliate” or “affiliated person” as used in this Agreement shall mean “affiliated person” as defined in Section 2(a)(3) of the 1940 Act.

(b)

The Manager acknowledges receipt, at least 48 hours prior to entering into this Agreement, of a copy of the Subadvisor’s Form ADV Part 2A and Part 2B containing certain information regarding the Subadvisor, the nature of its business, and its investment team. The Manager consents to electronic delivery of all future amendments to Form ADV and other disclosure documents.

(c)

The Fund is an “accredited investor” as defined in Rule 501 (a) of Regulation D under the Securities Act of 1933, a “Qualified Institutional Buyer” as defined in Rule 144(A)(a) (1) (i) under such Act, and a “qualified eligible person” as such term is defined under Section 4.7 of the regulations promulgated under the United States Commodity Exchange Act, as amended.

(d)	The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(e)	To the extent permitted under Section 18 of this Agreement, this Agreement may only be assigned by any party with the prior written consent of the other parties.

(f)

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby, and to this extent, the provisions of this Agreement shall be deemed to be severable.

(g)	Nothing herein shall be construed as constituting the Subadvisor as an agent of the Manager, or constituting the Manager as an agent of the Subadvisor.

*   *   *

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the 25th day of September, 2024. This Agreement may be signed in counterparts.

[Signature Page Follows]

Clearwater Investment Trust

By:	/s/ Justin H. Weyerhaeuser
Name: Justin H. Weyerhaeuser
Title: President

Clearwater Management Co., Inc.

By:	/s/ William L. Driscoll
Name: William L. Driscoll
Title: President

Acadian Asset Management LLC

By:	/s/ Theodore Noon
Name: Theodore Noon
Title: Chief Marketing Officer

ELECTRONIC RECORD AND SIGNATURE DISCLOSURE

From time to time, Fiduciary Counselling, Inc. (we, us or Company) may be required by law to provide to you certain written notices or disclosures. Described below are the terms and conditions for providing to you such notices and disclosures electronically through the DocuSign system. Please read the information below carefully and thoroughly, and if you can access this information electronically to your satisfaction and agree to this Electronic Record and Signature Disclosure (ERSD), please confirm your agreement by selecting the check-box next to ‘I agree to use electronic records and signatures’ before clicking ‘CONTINUE’ within the DocuSign system.

Getting paper copies

At any time, you may request from us a paper copy of any record provided or made available electronically to you by us. You will have the ability to download and print documents we send to you through the DocuSign system during and immediately after the signing session and, if you elect to create a DocuSign account, you may access the documents for a limited period of time (usually 30 days) after such documents are first sent to you. After such time, if you wish for us to send you paper copies of any such documents from our office to you, you will be charged a $0.00 per-page fee. You may request delivery of such paper copies from us by following the procedure described below.

Withdrawing your consent

If you decide to receive notices and disclosures from us electronically, you may at any time change your mind and tell us that thereafter you want to receive required notices and disclosures only in paper format. How you must inform us of your decision to receive future notices and disclosure in paper format and withdraw your consent to receive notices and disclosures electronically is described below.

Consequences of changing your mind

If you elect to receive required notices and disclosures only in paper format, it will slow the speed at which we can complete certain steps in transactions with you and delivering services to you because we will need first to send the required notices or disclosures to you in paper format, and then wait until we receive back from you your acknowledgment of your receipt of such paper notices or disclosures. Further, you will no longer be able to use the DocuSign system to receive required notices and consents electronically from us or to sign electronically documents from us.

All notices and disclosures will be sent to you electronically

Unless you tell us otherwise in accordance with the procedures described herein, we will provide electronically to you through the DocuSign system all required notices, disclosures, authorizations, acknowledgements, and other documents that are required to be provided or made available to you during the course of our relationship with you. To reduce the chance of you inadvertently not receiving any notice or disclosure, we prefer to provide all of the required notices and disclosures to you by the same method and to the same address that you have given us. Thus, you can receive all the disclosures and notices electronically or in paper format through the paper mail delivery system. If you do not agree with this process, please let us know as described below. Please also see the paragraph immediately above that describes the consequences of your electing not to receive delivery of the notices and disclosures electronically from us.

How to contact Fiduciary Counselling, Inc.:

You may contact us to let us know of your changes as to how we may contact you electronically, to request paper copies of certain information from us, and to withdraw your prior consent to receive notices and disclosures electronically as follows: To contact us by email send messages to: greg.johnson@fidcouns.com

To advise Fiduciary Counselling, Inc. of your new email address

To let us know of a change in your email address where we should send notices and disclosures electronically to you, you must send an email message to us at greg.johnson@fidcouns.com and in the body of such request you must state: your previous email address, your new email address. We do not require any other information from you to change your email address.

If you created a DocuSign account, you may update it with your new email address through your account preferences.

To request paper copies from Fiduciary Counselling, Inc.

To request delivery from us of paper copies of the notices and disclosures previously provided by us to you electronically, you must send us an email to greg.johnson@fidcouns.com and in the body of such request you must state your email address, full name, mailing address, and telephone number. We will bill you for any fees at that time, if any.

To withdraw your consent with Fiduciary Counselling, Inc.

To inform us that you no longer wish to receive future notices and disclosures in electronic format you may:

i. decline to sign a document from within your signing session, and on the subsequent page, select the check-box indicating you wish to withdraw your consent, or you may;

ii. send us an email to greg.johnson@fidcouns.com and in the body of such request you must state your email, full name, mailing address, and telephone number. We do not need any other information from you to withdraw consent. The consequences of your withdrawing consent for online documents will be that transactions may take a longer time to process.

Required hardware and software

The minimum system requirements for using the DocuSign system may change over time. The current system requirements are found here: https://support.docusign.com/guides/signer-guide- signing-system-requirements.

Acknowledging your access and consent to receive and sign documents electronically

To confirm to us that you can access this information electronically, which will be similar to other electronic notices and disclosures that we will provide to you, please confirm that you have read this ERSD, and (i) that you are able to print on paper or electronically save this ERSD for your future reference and access; or (ii) that you are able to email this ERSD to an email address where you will be able to print on paper or save it for your future reference and access. Further, if you consent to receiving notices and disclosures exclusively in electronic format as described herein, then select the check-box next to ‘I agree to use electronic records and signatures’ before clicking ‘CONTINUE’ within the DocuSign system.

By selecting the check-box next to ‘I agree to use electronic records and signatures’, you confirm that:

•	You can access and read this Electronic Record and Signature Disclosure; and

•	You can print on paper this Electronic Record and Signature Disclosure, or save or send this Electronic Record and Disclosure to a location where you can print it, for future reference and access; and

•

Until or unless you notify Fiduciary Counselling, Inc. as described above, you consent to receive exclusively through electronic means all notices, disclosures, authorizations, acknowledgements, and other documents that are required to be provided or made available to you by Fiduciary Counselling, Inc. during the course of your relationship with Fiduciary Counselling, Inc.